Exhibit 99.1

September 22, 2016	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES THE ELECTION OF

JOHN J. DESMOND TO THE BOARD OF DIRECTORS

Glen Head, New York, September 22, 2016 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, announced that on September 20, 2016, John J. Desmond was elected to the Board of Directors of the Corporation and the Bank. Mr. Desmond's service on both boards is effective October 1, 2016.

Mr. Desmond has over 40 years of experience in the public accounting industry including as the Partner-in-Charge of the Long Island office of Grant Thornton LLP from 1988 through his retirement from the firm in 2015. He served as the lead audit partner for many public and privately-held clients and has expertise in initial public offerings, mergers and acquisitions, debt and equity financing, internal controls over financial reporting and strategic planning. Mr. Desmond was elected by the U.S. Partners of Grant Thornton LLP to be a Partnership Board Member. The Board was responsible for oversight of many of the firm’s activities including strategic planning, the performance of the senior leadership team and financial performance. Mr. Desmond also serves or has served as a board member of a number of not-for-profit entities.

Mr. Desmond is a graduate of St. John’s University with a B.S. in Accounting, and is a Certified Public Accountant in the State of New York.

Walter C. Teagle III, Chairman of the Board of Directors, speaking on behalf of the company said: “We are very fortunate to have an individual with the accounting and financial expertise of John Desmond join our Board of Directors. As a growing company on Long Island, John’s business contacts in our local market will be an added benefit to The First National Bank of Long Island.”